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                                                                    EXHIBIT 3.3



                                  AMENDMENT TO
                       AMENDED ARTICLES OF INCORPORATION,
                               AS AMENDED TO DATE,
                                       OF
                               CELERIS CORPORATION

          1. The name of this corporation is Celeris Corporation, a Minnesota corporation.

          2. The following amendment to the Amended Articles of Incorporation, as amended to date, of Celeris Corporation was adopted by the Board of Directors of Celeris Corporation by resolution adopted on July 26, 1999, pursuant to
Section 302A.402, Subdivision 3 of the Minnesota Business Corporation Act:

          The first sentence of Article III is hereby amended to read as follows:

          "The aggregate number of authorized shares of stock which this Corporation shall have the authority to issue is 13,511,111, par value $.01 per share, of which 533,333 shares are designated as Series A Convertible Preferred Stock."

          3. The amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after such amendment exceeding the percentage of authorized shares that were unissued before such amendment.

          4. The document attached hereto as Exhibit A sets forth the resolutions duly approved by the members of the Board of Directors of Celeris Corporation by resolutions dated July 26, 1999, which resolutions state the manner in which the Company's share combination will be effected.

          5. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, the Secretary of Celeris Corporation, being duly authorized on behalf of Celeris Corporation, has executed this document on this 29th day of July, 1999.


                                            /s/ Paul R. Johnson
                                            ----------------------------------
                                            Paul R. Johnson
                                            Secretary